Exhibit 23.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-4 of our report dated March 27, 2012, except with respect to our opinion on the consolidated financial statements insofar as it relates to the guarantor information described in Note 25, as to which the date is July 20, 2012 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in Navios Maritime Holdings Inc.’s Current Report on Form 6-K dated July 20, 2012. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers S.A.

Athens, Greece

July 20, 2012